EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 15, 2025, with respect to the financial statements of New World Leaders Portfolio 2025-4 and Global Technology Leaders Portfolio 2026-1 (included in Invesco Unit Trusts, Series 2456) as of December 15, 2025 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-290797) and related Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
December 15, 2025